Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

From:	Christy Stoner Uwharrie Capital Corp 704-991-1138

Date:   March 14, 2013

Albemarle- Uwharrie Capital Corp and its subsidiary banks: Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust reported consolidated total assets of $545.0 million at December 31, 2012 versus $526.9 million at December 31, 2011.

During 2012, while asset quality and earnings from operations continued to show improvement, Uwharrie wrote down $ 2.4 million on its other real estate owned portfolio as compared to $215 thousand for 2011. These write-downs are attributed to continued decline in real estate values in its markets based on updated appraisals, and management’s decision to write-down one piece of speculative commercial property on North Carolina’s outer banks. Also during 2012, the goodwill Uwharrie carried on its books was written off, resulting in one-time non-cash expense charge of $987 thousand. Uwharrie was one of only a few banks in North Carolina that continued to carry goodwill on its balance sheet. Uwharrie experienced lower loan loss provisions of $1.8 million in 2012 compared to $3.5 million in 2011.

Net income for the year ending December 31, 2012 was $404 thousand versus $900 thousand for the same period in 2011. Net loss available to shareholders was ($241) thousand or ($0.03) per common share for the year ending December 31, 2012 compared to net income available to shareholders of $255 thousand or $0.03 per share for the same period in 2011. Net income available to shareholders takes into consideration the payment of dividends on preferred stock issued by the Company. Uwharrie paid $645 thousand in dividends to its preferred shareholders during both 2011 and 2012.

Uwharrie Capital Corp offers a full range of financial solutions through its financial services companies including Bank of Stanly, Anson Bank and Trust, Cabarrus Bank and Trust, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling (704)-982-4415.

# # # #